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                                                                     Exhibit 2.1


                                     FORM OF

                               AGREEMENT OF MERGER


                                      among


                          FIVE STAR QUALITY CARE, INC.,

                              FSQ ACQUISITION, INC.

                                       and

          FSQ, INC. (formerly known as "Five Star Quality Care, Inc.")




                                ________ __, 2001



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                                TABLE OF CONTENTS

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
                                                                                                         PAGE
                                                                                                         ----
SECTION 1. DEFINITIONS.....................................................................................1
           1.1.     Definitions............................................................................1

SECTION 2. TRANSACTIONS AND TERMS OF MERGER................................................................4
           2.1.     Merger.................................................................................4
           2.2.     Charter of the Survivor................................................................4
           2.3.     Bylaws of the Survivor.................................................................4
           2.4.     Directors and Officers of the Survivor.................................................5
           2.5.     Conversion of Securities...............................................................5

SECTION 3. CLOSING, EFFECTIVE TIME AND DELIVERY OF CONSIDERATION...........................................5
           3.1.     The Closing............................................................................5
           3.2.     Effective Time.........................................................................5

SECTION 4. REPRESENTATIONS AND WARRANTIES OF FSQ...........................................................5
           4.1.     Organization, etc......................................................................6
           4.2.     Authorization; Execution; Binding Effect...............................................6
           4.3.     Capitalization.........................................................................6
           4.4.     Subsidiaries...........................................................................6
           4.5.     No Conflicting Agreements or Charter Provisions........................................7
           4.6.     Litigation.............................................................................7
           4.7.     Disclosure.............................................................................7
           4.8.     Financial Statements...................................................................7
           4.9.     No Undisclosed Liabilities.............................................................8
           4.10.    Compliance with Law....................................................................8
           4.11.    No Changes.............................................................................8
           4.12.    Benefit Plans..........................................................................8
           4.13.    Tax Matters...........................................................................10
           4.14.    Material Contracts....................................................................12
           4.15.    Insurance.............................................................................12
           4.16.    Employee Matters......................................................................13
           4.17.    Title to Property.....................................................................13
           4.18.    Proprietary Information...............................................................13
           4.19.    Environmental Matters.................................................................13
           4.20.    Fees..................................................................................14

SECTION 5. REPRESENTATIONS AND WARRANTIES OF FIVE STAR....................................................14
           5.1.     Organization, Etc.....................................................................14
           5.2.     Authorization: Execution: Binding Effect..............................................14
           5.3.     Capitalization........................................................................15
           5.4.     No Conflicting Agreements or Charter Provisions.......................................15
           5.5.     Fees..................................................................................15

SECTION 6. CERTAIN COVENANTS AND AGREEMENTS...............................................................15
           6.1.     Conduct of Business by FSQ............................................................15

                                       i

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                                TABLE OF CONTENTS
                                  (continued)

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
                                                                                                         PAGE
                                                                                                         ----
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           6.2.     Employee Benefits; Severance Policy...................................................16
           6.3.     Inspection of the Properties and Access to Information................................16
           6.4.     No Solicitation.......................................................................17
           6.5.     Reasonable Efforts; Further Assurances; Cooperation...................................17
           6.6.     Public Announcements..................................................................17
           6.7.     Supplements to Schedules..............................................................17
           6.8.     Tax Returns...........................................................................17
           6.9.     Termination of Management Agreement...................................................18

SECTION 7. CONDITIONS.....................................................................................18
           7.1.     Conditions to Each Party's Obligations................................................18
           7.2.     Conditions to Obligations of FSQ......................................................18
           7.3.     Conditions to Obligations of Five Star and Merger Sub.................................19

SECTION 8. TERMINATION....................................................................................19
           8.1.     Termination...........................................................................19
           8.2.     Effect of Termination.................................................................20

SECTION 9. MISCELLANEOUS PROVISIONS.......................................................................21
           9.1.     Notices...............................................................................21
           9.2.     Schedules and Exhibits................................................................21
           9.3.     Computation of Time...................................................................21
           9.4.     Assignment: Successors in Interest....................................................21
           9.5.     No Third-Party Beneficiaries..........................................................22
           9.6.     Investigation; Survival of Representations and Warranties.............................22
           9.7.     Number; Gender........................................................................22
           9.8.     Captions..............................................................................22
           9.9.     Amendments............................................................................22
           9.10.    Controlling Law:  Integration:  Waiver................................................22
           9.11.    Severability..........................................................................23
           9.12.    Counterparts..........................................................................23


SIGNATURE PAGE............................................................................................24


                               AGREEMENT OF MERGER

         THIS AGREEMENT OF MERGER (this "AGREEMENT") is made and entered into as of ________ __, 2001, among Five Star Quality Care, Inc., a Maryland corporation ("FIVE STAR"), with its principal office located in Newton, Massachusetts, FSQ Acquisition, Inc., a Delaware corporation ("MERGER SUB"), with its principal office located in Newton, Massachusetts, and FSQ, Inc., a Delaware corporation ("FSQ") (formerly known as "Five Star Quality Care, Inc."), with its principal office located in Newton, Massachusetts.

                                    RECITALS:

         The parties hereto have agreed to merge Merger Sub with and into FSQ, with FSQ to be the surviving entity, upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   SECTION 1.

                                  DEFINITIONS

1.1.     DEFINITIONS.

         Except as otherwise provided in this Agreement, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

         (1) "Advertising": Five Star Advertising, Inc., a Delaware corporation.

         (2) "Affiliate": any Person that is or has been in last five year period ending with the Closing Date treated as a single employer with FSQ under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

         (3) "Agreement": this Agreement of Merger, as amended or otherwise modified from time to time in accordance with its terms, together with the schedules hereto.

         (4) "Benefit Arrangement" any material benefit arrangement that is not a Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits,
(iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance pay, salary continuation for disability, or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, (v) any stock option or equity compensation plan, (vi) any deferred compensation plan, (vii) any compensation policy or practice, (viii) any educational assistance arrangements or policies,
(ix) any plan governed by Section 125 of the Code and (x) any change of control arrangements or policies.

         (5) "Business Day": a day, other than a Saturday or a Sunday, on which banking institutions in Boston, Massachusetts are required to be open.

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         (6) "Certificate of Merger": the Certificate of Merger to be executed by Merger Sub and FSQ and delivered to the Secretary of State of Delaware relating to the merger of Merger Sub with and into FSQ, as contemplated by
SECTION 2.1.

         (7) "Charter": a Person's certificate or articles of incorporation.

         (8) "Closing": the closing of the Merger which will take place as described in SECTION 3.1.

         (9) "Closing Date": the date on which the Closing occurs.

         (10) "Code": the Internal Revenue Code of 1986, as amended.

         (11) "Contract": any contract, agreement, indenture, note, bond, loan agreement, instrument, lien, conditional sales contract, lease, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

         (12) "Delaware Law": Sections 17-101 et seq. of Title 6 of the Delaware Code Annotated.

         (13) "Effective Time": the date and time at which the Merger becomes effective pursuant to Delaware Law and as provided in SECTION 3.2 of this Agreement.

         (14) "Environmental Laws": any and all applicable federal, state and local environmental health and safety statutes, laws and ordinances and all regulations and rules of all governmental agencies, bureaus or departments and all applicable judicial, administrative and regulatory decrees, judgments and orders, including common law rulings, relating to injury to, or the protection of, the environment or human health, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

         (15) "ERISA": the Employee Retirement Income Security Act of 1974, as amended.

         (16) "Five Star Common Stock": shares of Five Star Common Stock, $0.01 par value.

         (17) "Five Star Registration Statement": the registration statement on Form S-1 filed by Five Star under the Securities Act of 1933, as amended, in connection with the distribution contemplated by the Transaction Agreement.

         (18) "Five Star Subsidiaries": the Subsidiaries of Five Star, each of which is a "Five Star Subsidiary".

         (19) "FSQ Financial Statements": defined in SECTION 4.8.

         (20) "GAAP": generally accepted accounting principles as in effect on the date of the financial statements, taxes or other item being referenced.

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         (21) "Hazardous Materials": any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous substance", "hazardous material", "hazardous" or "dangerous waste" or similar term under the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 USC Section 9601 et. seq.), or any other federal, state or local Environmental Law; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; or (iv) without limitation, which contains or consists of gasoline, diesel fuel, or other petroleum products or natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuels.

         (22) "IRS": the United States Internal Revenue Service.

         (23) "Knowledge": the terms "FSQ's knowledge" and "to the knowledge of FSQ", "Five Star's knowledge" and "to the knowledge of Five Star," and "Merger Sub's knowledge" and "to the knowledge of Merger Sub" mean the actual knowledge of any of their respective officers and directors.

         (24) "Lien": any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute, court decision or contract and including, without limitation, any mortgage, pledge, security interest, lease, encumbrance, lien, purchase option, call or right, or charge of any kind (including any agreement to give or permit any of the foregoing), any conditional sale or other title retention agreement, any lease of property (whether real, personal or mixed) which is required, in accordance with GAAP, to be recorded by the lessee as the acquisition of an asset and the incurrence of a liability, and the filing of any financing statement under the Uniform Commercial Code or personal property security legislation of any jurisdiction.

         (25) "Management Agreement": the Master Management Agreement dated as of October 1, 2000 among certain Subsidiaries of Five Star and FSQ, as Manager.

         (26) "Material Adverse Effect": any material adverse effect on the business, assets, liabilities, financial condition or results of operations of a Person and its Subsidiaries, taken as whole.

         (27) "Merger": the merger of Merger Sub with and into FSQ as provided in SECTION 2.1 of this Agreement.

         (28) "Merger Consideration": with respect to each issued and outstanding share of FSQ's common stock, 250 shares of fully paid and nonassessable Five Star Common Stock.

         (29) "Party": Each of Five Star, Merger Sub and FSQ.

         (30) "Permitted Liens": any Liens for Taxes not yet due or delinquent and any statutory encumbrance arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent.

         (31) "Person": an individual, real estate investment trust, partnership, joint venture, corporation, limited liability company, trust and any other form of business organization.

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         (32) "Plan": an employee benefit plan as defined in Section 3(3) of
ERISA.

         (33) "Proprietary Data": defined in SECTION 4.18.

         (34) "Purchase Proposal": any proposal or offer to acquire all or substantially all of the assets of FSQ or all or substantially all of FSQ's equity securities, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof.

         (35) "Qualified Plan": a Plan maintained by FSQ or an Affiliate that complies or is intended to comply with Section 401 of the Code.

         (36) "Subsidiaries": all corporations, associations or other entities of which a person owns, directly or indirectly, more than 50% of the voting stock or other voting equity interests of such corporation, association or other entity.

         (37) "Survivor": defined in SECTION 2.1.

         (38) "Taxes": defined in SECTION 4.13(1).

         (39) "Tax Returns": defined in SECTION 4.13(1).

         (40) "Transaction Agreement": the Transaction Agreement dated as of December __, 2001 among Senior Housing Properties Trust, Five Star, FSQ, Hospitality Properties Trust, HRPT Properties Trust, REIT Management & Research LLC and the other Persons party thereto.

                                   SECTION 2.

                        TRANSACTIONS AND TERMS OF MERGER

         2.1. MERGER.

         Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into FSQ in accordance with the provisions of and with the effect provided under Delaware Law. The separate existence of Merger Sub shall thereupon cease, and FSQ shall be the surviving corporation of the Merger (sometimes referred to as the "SURVIVOR") and shall continue to be governed by Delaware Law. The Merger shall be consummated pursuant to the terms of this Agreement.

         2.2. CHARTER OF THE SURVIVOR.

         The Charter of Merger Sub in effect immediately prior to the Effective Time shall be the Charter of the Survivor, until amended in accordance with Delaware Law.

         2.3. BYLAWS OF THE SURVIVOR.

         The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Survivor, until amended in accordance with Delaware Law.

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         2.4. DIRECTORS AND OFFICERS OF THE SURVIVOR.

         The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Survivor as of the Effective Time.

         2.5. CONVERSION OF SECURITIES.

         (1) MERGER SUB SHARES. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically become a share of common stock of the Survivor.

         (2) FSQ SHARES. Each share of common stock of FSQ issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration. As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of common stock of FSQ issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and each holder of common stock of FSQ shall thereafter cease to have any rights with respect thereto except the right to receive, without interest, the Merger Consideration, upon the surrender of a certificate representing such common stock of FSQ.

                                   SECTION 3.

              CLOSING, EFFECTIVE TIME AND DELIVERY OF CONSIDERATION

         3.1. THE CLOSING.

         Following the day on which the last of the conditions set forth in this Agreement shall be fulfilled or waived in accordance herewith, subject to the terms and conditions of this Agreement, the closing of the Merger shall take place at the offices of Sullivan & Worcester LLP, at Boston, Massachusetts at 9:00 a.m. (local time), on January 2, 2002, or at such other time, date or place as the Parties may agree.

         3.2. EFFECTIVE TIME.

         If all of the conditions to the Merger set forth in this Agreement shall have been fulfilled or waived and this Agreement shall not have been terminated, on the Closing Date the Parties shall execute and deliver to the Delaware Secretary of State a Certificate of Merger in accordance with Delaware Law. The Merger shall become effective upon the acceptance for filing of the Certificate of Merger by the Secretary of State of the State of Delaware.

                                   SECTION 4.

                      REPRESENTATIONS AND WARRANTIES OF FSQ

         FSQ represents and warrants to Five Star and acknowledges that Five Star is relying upon such representations and warranties in connection with the transactions provided for in this Agreement:

         4.1. ORGANIZATION, ETC.

         FSQ is duly organized, validly existing and in good standing as a corporation under the laws of the state of Delaware and has all requisite power and authority (i) to conduct its business as it is now conducted, (ii) to own or lease all of the properties owned or leased by it, (iii) to enter into and perform this Agreement and (iv) to otherwise consummate the transactions contemplated by this Agreement. The records and minute books of FSQ contain complete and accurate, in all material respects, minutes of all meetings of the directors and the shareholders of FSQ since the date of its formation, all such meetings were duly called and held, and the stock record books and register of holders of common stock of FSQ are complete and accurate. FSQ is duly qualified to do business and is in good standing in all jurisdictions in which the ownership or lease of property by it or the conduct of its business makes such qualification necessary, except where the failure to be qualified does not have and would not be reasonably expected to have a Material Adverse Effect on FSQ.

         4.2. AUTHORIZATION; EXECUTION; BINDING EFFECT.

         The execution and delivery of this Agreement, and the consummation of the transactions provided for in this Agreement, have been duly authorized by all necessary corporate and stockholder action on the part of FSQ and this Agreement constitutes the legal, valid and binding obligation of FSQ, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3. CAPITALIZATION.

         The authorized capital stock of FSQ consists of 3,000 shares of common stock $0.01 par value, of which 1,000 shares are issued and outstanding. FSQ has not issued any options or any securities convertible into common stock of FSQ. All of such outstanding common stock of FSQ has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. FSQ is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any of its common stock or any options or securities convertible into its common stock.

         4.4. SUBSIDIARIES.

         FSQ does not have any Subsidiaries or own, directly or indirectly, or control any equity or voting interest in any Person, except for Advertising.

         Advertising is duly organized, validly existing and in good standing as a corporation under the laws of the state of Delaware. Advertising has not engaged in any business, and has not incurred any liabilities of any nature whatsoever, except for franchise taxes and like expenses required to be incurred by it to maintain its existence or qualification. The authorized capital stock of Advertising consists of 3,000 shares of common stock $0.01 par value, of which 1,000 shares are issued and outstanding. All of such outstanding common stock of Advertising has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. All of the issued and outstanding common stock of Advertising is owned beneficially and of record by FSQ, free and clear of all Liens. There are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock of Advertising.

         4.5. NO CONFLICTING AGREEMENTS OR CHARTER PROVISIONS.

         The execution, delivery and compliance with and performance of the terms and provisions of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, (i) the Charter or Bylaws of FSQ or Advertising or any resolutions adopted by their respective directors or stockholders, (ii) any provision of any material Contract to which FSQ or Advertising is a party or by which they or any part of their respective assets may be bound, or (iii) any order, judgment, decree, license, permit, statute, law, rule or regulation to which FSQ or Advertising is subject. The execution, delivery and performance of this Agreement will not result in the creation of any Lien upon or any preferential arrangement with respect to the business or any part of the assets or properties of FSQ or Advertising.

         4.6. LITIGATION.

         There is (whether insured or uninsured) no action, suit, proceeding or investigation pending or, to the knowledge of FSQ, threatened, at law or in equity, in any court or before or by any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (i) against FSQ or Advertising or, to the knowledge of FSQ, affecting FSQ or Advertising, except for private civil litigation involving claims which will not have a Material Adverse Effect on FSQ, (ii) to the knowledge of FSQ, against or adversely affecting any officer or director of FSQ or Advertising, or (iii) adversely affecting this Agreement or any action taken or to be taken or documents executed or to be executed pursuant to or in connection with the provisions of this Agreement.

         4.7. DISCLOSURE.

         None of the information concerning FSQ or its business, condition (financial or otherwise), assets, liabilities, personnel, and policies contained herein, in any Schedule (as the same are superseded or supplemented prior to the Closing Date) or in the FSQ Financial Statements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.8. FINANCIAL STATEMENTS.

         FSQ has heretofore furnished to Five Star copies of the unaudited financial statements of FSQ for the fiscal year ended December 31, 2000 and the unaudited financial statements of FSQ for the nine month period ended September 30, 2001 (collectively, the "FSQ FINANCIAL STATEMENTS"). The FSQ Financial Statements, including in each case the notes thereto, have been prepared from the books and records of FSQ and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the financial condition and results of operations of FSQ on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and absence of footnotes.

         4.9. NO UNDISCLOSED LIABILITIES.

         Except as set forth in FSQ Financial Statements, as of September 30, 2001, FSQ did not have any obligations, indebtedness or liabilities of any nature which would have been required by GAAP to be reflected on the balance sheet of FSQ as of September 30, 2001 or the notes thereto, that are not shown on such balance sheet or the notes to such balance sheet. Except as set forth in such balance sheet, FSQ, on the date of this Agreement, does not have outstanding any material obligation, indebtedness or liability, and FSQ does not know of any basis for the assertion against FSQ of any such material obligation, indebtedness or liability, other than those incurred since September 30, 2001 in the ordinary course of business or disclosed in SCHEDULE 4.9.

         4.10. COMPLIANCE WITH LAW.

         FSQ (i) has complied with all laws, regulations and orders which are applicable to its business as presently conducted, (ii) possesses all permits, licenses and other governmental approvals, accreditations, consents, authorizations and orders specifically applicable to, or necessary for the conduct of, its business as currently conducted, and (iii) has obtained all governmental approvals and all other approvals, consents, certifications and waivers and has made all filings, given all notices and otherwise complied with all governmental laws, rules and regulations which are required on the part of FSQ to enter into and perform this Agreement, and to otherwise consummate the transactions contemplated by this Agreement, except in each case, where the failure to have acted in accordance with clauses (i), (ii) and (iii) has not and would not reasonably be expected to have a Material Adverse Effect on FSQ.

         4.11. NO CHANGES.

         Since September 30, 2001, there has not been, occurred or arisen (i) any change in, or agreement to change the character or nature of the business of FSQ, (ii) any change in the financial condition, results of operations, business, properties, assets or liabilities of FSQ, which has had or would reasonably be expected to have a Material Adverse Effect on FSQ or (iii) any obligation incurred by FSQ, other than any incurred in the ordinary course of business or which, individually or in the aggregate, with all other obligations so incurred, is or are not material in amount to FSQ.

         4.12. BENEFIT PLANS.

         (1) Except as described in SCHEDULE 4.12, neither FSQ nor any Affiliate contributes to any Plan or Benefit Arrangement nor has contributed to or sponsored any Plan or Benefit Arrangement in the five year period ending with the Closing Date. As to all Plans and Benefit Arrangements listed in SCHEDULE 4.12:

                    (a) all such Plans and Benefit Arrangements comply and have been administered in all material respects in form and in operation with all applicable laws, and all required returns (including without limitation information returns) have been prepared in accordance with all applicable laws and have been timely filed in accordance with applicable laws with respect to any such Plan or Benefit Arrangement, except where the failure to so comply or to prepare and file such returns could not reasonably be expected to have a Material Adverse Effect, and neither FSQ nor any Affiliate has received any outstanding written notice from any governmental or quasi-governmental authority questioning or challenging such compliance (where such noncompliance could reasonably be expected to have a Material Adverse Effect);

                    (b) all Qualified Plans maintained or previously maintained by FSQ or any Affiliate comply and complied in all material respects in form and in operation with all applicable requirements of the Code and ERISA, a favorable determination letter has been received from the Internal Revenue Service with respect to each such Plan (or the sponsor of the Plan is entitled to rely on a favorable opinion letter issued to the Plan's prototype sponsor by the Internal Revenue Service) and no event has occurred that will or could reasonably be expected to give rise to disqualification of any such Plan or to a tax under
               Section 511 of the Code;

                    (c) there are no non-exempt "prohibited transactions" (as
               described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plans and neither FSQ nor any of its Affiliates has otherwise engaged in any prohibited transaction;

                    (d) there have been no acts or omissions by FSQ or any
               Affiliate that have given rise to or could reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which FSQ or any Affiliate may be liable;

                    (e) there are no claims (other than routine claims for
               benefits) pending or, to FSQ's Knowledge, threatened involving any Plan or the assets of any Plan, except as set forth on
               SCHEDULE 4.12(1)(e);

                    (f) no Qualified Plan is subject to Title IV of ERISA;

                    (g) neither FSQ nor any Affiliate nor, to the best of the
               knowledge of FSQ, any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject FSQ or any Affiliate or any of their respective directors, officers or employees to liability under ERISA;

                    (h) no Qualified Plan that is subject to Part 3 of Subtitle
               B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently completed fiscal year of such Plan;

                    (i) except as set forth in SCHEDULE 4.12(1)(i), and other
               than pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any equivalent state statute, neither FSQ nor any Affiliate maintains any Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of FSQ or any of its Affiliates;

                    (j) except as set forth in SCHEDULE 4.12(1)(j), the
               provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any equivalent state statute, and the Health Insurance Portability and Accountability Act of 1996, or any equivalent state statute, have been complied with in all material respects;

                    (k) FSQ has made available to Five Star copies of the
               Federal Form 5500 series and accountant's opinion, if applicable, for each Plan or Benefit Arrangement (and the most recent actuarial valuation reports for each Plan, if any, that is subject to Title IV of ERISA), for three plan years preceding the Closing Date and all information provided by FSQ or any Affiliate to any actuary in connection with the preparation of any such actuarial valuation report was true, correct and complete in all material respects; and

                    (l) FSQ has delivered to Five Star correct and complete
               copies of all Plans and Benefit Arrangements and, where applicable, each of the following documents with respect to such Plans or Benefit Arrangements: (i) any amendments; (ii) any related trust documents; (iii) any documents governing the investment and management of the Plan or the Benefit Arrangement, or the assets thereof, including, without limitation, any documents relating to fees incurred by the sponsor or participants and beneficiaries; (iv) the most recent summary plan descriptions and summaries of material modifications; and (v) written communications to employees to the extent the substance of the Plans and Benefit Arrangements described therein differ materially from the other documentation furnished under this clause.

         (2) Neither FSQ nor any Affiliate is or ever has been a party to any multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA, or made contributions to any such plan.

         (3) No employee is entitled to, nor shall any employee accrue or receive, additional benefits, services, accelerated rights to payment of benefits or accelerated vesting, whether pursuant to any Plan, Benefit Arrangement or otherwise, including the right to receive any parachute payment as defined in Section 280G of the Code, or become entitled to severance, termination allowance or other similar payments as a result of this Agreement and the transactions contemplated hereunder.

         4.13. TAX MATTERS.

         (1) FSQ is, and at all times since its creation has been, a qualified subchapter S corporation under the Code.

         (2) Except where any failure to do so would not have a Material Adverse Effect on FSQ, FSQ has filed when due (including extensions) with local, foreign and other governmental agencies all tax returns, estimates, information and reports ("TAX RETURNS") required to be filed by FSQ with respect to all federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees, and similar charges, including, without limitation, income taxes, unemployment and social security withholding taxes, sales and use taxes, real estate transfer taxes, estimated and installment taxes, and interest, penalties, and additions to tax with respect thereto ("TAXES"), and all such Tax Returns were correct and complete in all material respects. Except where any failure to do so would not have a Material Adverse Effect on FSQ, FSQ has paid when due and payable all Taxes (whether or not shown as due and payable on its Tax Returns), including, without limitation, all Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any taxing authority. To the extent of Taxes not yet due and payable, FSQ has made required estimated payments of or accrued or otherwise adequately reserved in accordance with GAAP for the payment of such Taxes, including, without limitation, unpaid Taxes for all taxable periods (or portions thereof) through the Closing Date. FSQ is not a party to or bound by any agreement providing for the allocation or sharing of Taxes.

         (3) No Taxes have been assessed or asserted in writing in respect of any Tax Returns filed by FSQ or claimed in writing to be due by any taxing authority or otherwise that are not accrued or adequately reserved for in accordance with GAAP, and no Liens for Taxes exist with respect to any of the assets or properties of FSQ, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith. No Tax Return of FSQ has been or, to FSQ's knowledge, is currently being examined or audited by the IRS or other taxing authority (whether foreign or domestic), there is no deficiency or refund litigation pending with respect to any Taxes, and FSQ is not bound by any currently effective private ruling, closing agreement or similar agreement with any taxing authority relating to a material amount of Taxes. FSQ has not executed or filed with the IRS or any other taxing authority (whether foreign or domestic) any agreement, waiver, or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes, which extension or waiver is still in effect. All final adjustments made by the IRS with respect to any Tax Return of FSQ have been reported to the relevant state, local, or foreign taxing authorities to the extent required by law, except where the failure to do so would not have a Material Adverse Affect on FSQ. No requests for ruling or determination letters filed by FSQ with respect to FSQ are pending with any taxing authority.

         (4) FSQ has not filed a consent pursuant to Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned directly or indirectly by it. No property of FSQ is property that is or will be required to be treated as (A) being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code of 1954, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, (B) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, or (C) subject to a lease under Section 7701(h) of the Code. FSQ does not have a permanent establishment in any foreign country and does not operate or conduct a business through any branch in any foreign country. FSQ has not agreed to and FSQ is not required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in the accounting method initiated by FSQ, and FSQ has no knowledge that the IRS or other governmental authority has proposed any such adjustment or change in accounting method. FSQ has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law. FSQ is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Five Star is not required to withhold tax on the acquisition of the stock of FSQ by reason of Section 1445 of the Code. FSQ has not at any time been (i) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise Tax Returns, or (ii) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired. Neither FSQ nor any of its affiliates, nor any predecessor of FSQ or of any of its Affiliates by merger, reorganization, liquidation or consolidation, has within the three (3) years prior to the date of this Agreement been a party to a transaction intended to qualify under
Section 355 of the Code or so much of Section 356 of the Code as relates to
Section 355 of the Code.

         (5) The performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in FSQ being subject to additional Taxes.

         (6) The performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

         4.14. MATERIAL CONTRACTS.

         Except as set forth in SCHEDULE 4.14, FSQ is not a party to or bound by any (A) Contract involving commitments for future payments in excess of $100,000 not made in the ordinary course of business or terminable on more than ninety
(90) days notice without payment of premium or penalty; (B) Contract involving a commitment for future payment of in excess of $100,000 for any purchase or sale by FSQ of property, improvements, services or equipment not made in the ordinary course of business; (C) Contract among partners or granting a right of refusal or for a partnership or for a joint venture or for the acquisition, sale or lease of any assets of FSQ; (D) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of FSQ; (E) loan agreement, credit agreement, promissory note, guarantee, indenture, subordination agreement, letter of credit or any other similar type of Contract; (F) retainer Contract with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisers; or (G) noncompetition, nondisclosure or confidentiality Contract or any other Contract that prohibits FSQ from freely engaging in any business or competing anywhere in the world. FSQ has made available to Five Star true, correct and complete copies of the Contracts listed in SCHEDULE 4.14, together with all amendments, waivers, modifications, supplements or side letters affecting the obligations of any party thereunder. Advertising is not a party to any Contracts.

         4.15. INSURANCE.

         FSQ has obtained all insurance coverage required to be obtained by it under the Management Agreement, and such insurance is in full force and effect.

         4.16. EMPLOYEE MATTERS.

         SCHEDULE 4.16 sets forth a list of: (i) the job title, current annual base salary rates of, and required bonuses payable to, all present officers, employees and agents of FSQ having an annual base compensation in excess of $150,000 per year (including commissions and bonuses) and (ii) all employment or compensation agreements with each officer and employee of FSQ (including all deferred compensation, severance, "stay-put" and similar agreements and all agreements which result in the creation or occurrence of any right, duty or obligation based upon, or as a result of, any change of control of FSQ or its assets).

         4.17. TITLE TO PROPERTY.

         FSQ has good and merchantable title to all its material property and assets, tangible and intangible, owned by FSQ, in each case free and clear of all Liens, except for Permitted Liens and Liens reflected in the FSQ Financial Statements.

         4.18. PROPRIETARY INFORMATION.

         Except as set forth on SCHEDULE 4.18, FSQ owns, or has a right to use without limitations or restrictions adversely affecting the use of the same in the ordinary conduct of its business, subject to all applicable laws, rules and regulations, including without limitation, directives, orders or similar actions of any applicable state regulatory authority, all technology, know-how, processes and other proprietary information now used in the conduct of its business (collectively, "PROPRIETARY DATA"), and, except where the absence thereof would not have a Material Adverse Effect on FSQ, the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights or breach any agreements with third party vendors or require payments of additional sums thereto. No claims have been asserted by any Person to use or obtain access to any such Proprietary Data and no Person has challenged or questioned (i) the validity or effectiveness of any license or agreement relating to the same in accordance with the terms thereof or (ii) the right of FSQ to copy, modify, use or distribute the same, nor to the best of FSQ's knowledge, is there any basis for any such claim, challenge or question. The manner in which FSQ has actually used or copied such Proprietary Data does not infringe on the rights of any Persons.

         4.19. ENVIRONMENTAL MATTERS.

         FSQ:

                    (a) is in compliance in all material respects with any
               applicable Environmental Laws, has not been notified that it is potentially liable under, has not received any request for information pursuant to and is not a "potentially responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

                    (b) has not entered into and is not a party under any
               consent decree, compliance order, or administrative or judicial order, injunction or judgment pursuant to any Environmental Law;

                    (c) except where such would not reasonably be expected to
               result in a Material Adverse Effect, has obtained all permits, licenses and other authorizations and made all filings which are required to be obtained or made by FSQ for the ownership and operation of its property, facilities and assets and the operation of its businesses under all Environmental Laws and is and at all times since its organization has been in compliance in all material respects with the terms and conditions of all such required permits, licenses and other authorizations; and

                    (d) is not the subject of or, to the knowledge of FSQ,
               threatened with any legal action involving a demand for damages or other potential liability arising under or relating to any Environmental Law.

         4.20. FEES.

         No person acting on behalf of FSQ is, or will be, entitled to any commission, broker's, finder's or investment banking fees from any of the Parties or from any Person controlling, controlled by or under a common control with any Party, in connection with the transactions contemplated by this Agreement.

                                   SECTION 5.

                   REPRESENTATIONS AND WARRANTIES OF FIVE STAR

         Five Star represents and warrants to FSQ and acknowledges that FSQ is relying on such representations and warranties in connection with the transactions provided for in this Agreement:

         5.1. ORGANIZATION, ETC.

         Five Star is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite power and authority
(i) to conduct its business as it is now conducted, (ii) to own or lease all of the properties owned or leased by it, (iii) to enter into and perform this Agreement and (iv) to otherwise consummate the transactions contemplated by this Agreement. Each of Five Star and Merger Sub is duly qualified to do business and is in good standing in all jurisdictions in which the ownership or lease of property by it or the conduct of its business makes such qualification necessary, except where the failure to be qualified does not have and would not be reasonably expected to have a Material Adverse Effect on Five Star.

         5.2. AUTHORIZATION: EXECUTION: BINDING EFFECT.

         The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on the part of each Five Star and Merger Sub (including the approval of the Merger by Five Star as the sole shareholder of Merger Sub). This Agreement constitutes the legal, valid and binding obligation of each of Five Star and Merger Sub, enforceable against each in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3. CAPITALIZATION.

         As of the date of this Agreement, the authorized capital stock of Five Star consists of 10,000,000 shares of Five Star Common Stock, of which 4,367,170 shares are issued and outstanding. Except as set forth on SCHEDULE 5.3, as of the date of this Agreement, Five Star has not issued any options or any securities convertible into common stock of Five Star. All such outstanding Five Star Common Stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. Five Star is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any of its common stock or any options or securities convertible into Five Star Common Stock.

         5.4. NO CONFLICTING AGREEMENTS OR CHARTER PROVISIONS.

         The execution, delivery and compliance with and performance of the terms and provisions of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, with notice, lapse of time, or both, would constitute a default) under, or result in any violation of, (A) the Charter or Bylaws of either Five Star or Merger Sub or any resolutions adopted by the shareholders or directors of Five Star or the shareholder or directors of Merger Sub, (B) any provision of any material Contract to which Five Star or any of the Five Star Subsidiaries is a party or by which it or any of the Five Star Subsidiaries or any part of it or any of the Five Star Subsidiaries' assets may be bound or (C) any order, judgment, decree, license, permit, statute, law, rule or regulation to which Five Star or any of the Five Star Subsidiaries is subject.

         5.5. FEES.

         No person acting on behalf of Five Star is, or will be, entitled to any commission, broker's, finder's or investment banking fees from any of the Parties or from any Person controlling, controlled by or under a common control with any Party, in connection with the transactions contemplated by this Agreement.

                                   SECTION 6.

                        CERTAIN COVENANTS AND AGREEMENTS

         6.1. CONDUCT OF BUSINESS BY FSQ.

         From the date of this Agreement to the Effective Time, except as required in connection with the Merger and the other transactions contemplated by this Agreement or as set forth on SCHEDULE 6.1 and unless FSQ obtains Five Star's prior written consent in each instance, FSQ will:

                    (a) Carry on its business as currently conducted and only in the usual and ordinary course and make no amendment to its Charter or Bylaws;

                    (b) Use all commercially reasonable efforts to preserve its business organization intact and continue to conduct its business in a good and businesslike fashion consistent with past practices;

                    (c) Not issue any equity or voting securities or options or rights to purchase equity or voting securities, not purchase any of its equity or voting securities and not make any distributions on its common stock;

                    (d) Not enter into, modify, amend or terminate any material
               Contract.

         In connection with the continued operation of the business of FSQ between the date of this Agreement and the Effective Time, FSQ shall confer in good faith with one or more representatives of Five Star as often as Five Star shall reasonably request to report operational matters of materiality and the general status of ongoing operations. FSQ acknowledges that Five Star does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Five Star be responsible for any decisions made by FSQ's officers and directors with respect to matters which are the subject of such consultation unless Five Star so consents in writing.

         6.2. EMPLOYEE BENEFITS; SEVERANCE POLICY.

         (1) Provided that it complies in all material respects with applicable law and the terms of any employment arrangements identified in SECTION 4.16, Five Star may, in its sole discretion, substitute employee compensation, benefit and severance programs for those of FSQ and any Affiliate as are comparable with the programs provided from time to time to Five Star's employees and the employees of Five Star's Affiliates. Subject to the preceding sentence, Five Star shall have no obligation to continue the existence of any Plan or Benefit Arrangement maintained by FSQ or any Affiliate.

         (2) At least one day prior to the Closing , FSQ and each Affiliate shall take all actions necessary to terminate each Qualified Plan that Five Star directs FSQ to terminate. If a Qualified Plan is terminated in accordance with this SECTION 6.2(2), benefit accruals, including contributions of salary reduction contributions, if any, shall cease. FSQ and each Affiliate agrees to take no action to merge any of its Qualified Plans, transfer the assets of any of its Qualified Plans, or terminate any of its Qualified Plans, except as otherwise provided in this SECTION 6.2(2) following the execution of this Agreement without the consent of Five Star.

         6.3. INSPECTION OF THE PROPERTIES AND ACCESS TO INFORMATION.

         At all times prior to the Closing Date, FSQ will permit Five Star and its representatives to examine the contracts, books, records and other information of FSQ, including, without limitation, all Contracts, and make copies thereof, at such reasonable times as Five Star or its representatives may reasonably request by notice to FSQ (which notice may be oral).

         6.4. NO SOLICITATION.

         Between the date of this Agreement and the Effective Time or until this Agreement is terminated as permitted under SECTION 8.1, FSQ shall not, and shall not permit any officer or director of FSQ, directly or indirectly, to solicit or initiate (including by way of furnishing any non-public information concerning FSQ's business, properties or assets) discussions, inquiries or proposals or participate in any negotiation leading to any Purchase Proposal, except for the transactions contemplated by this Agreement.

         6.5. REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION.

         Each of the Parties shall use its commercially reasonable efforts to perform its obligations under this Agreement and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the Parties under this Agreement and to cause the Merger and the other transactions contemplated in this Agreement to be carried out promptly in accordance with the terms of this Agreement and shall cooperate fully with each other and their respective officers, trustees, directors, general partners, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of its obligations under this Agreement. Upon the execution of this Agreement and thereafter, each Party shall do such things as may be reasonably requested by the other Parties in order more effectively to consummate the Merger and the other transactions contemplated by this Agreement.

         6.6. PUBLIC ANNOUNCEMENTS.

         Each party will consult with the other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements which address in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         6.7. SUPPLEMENTS TO SCHEDULES.

         From time to time prior to the Effective Time, FSQ and Five Star will each promptly supplement or amend the respective schedules which they have delivered pursuant to this Agreement with respect to any matter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such disclosure schedule or which is necessary to correct any information in any such schedule which has been rendered inaccurate. The delivery of any supplement or amendment to the respective disclosure letters of the parties pursuant to this SECTION 6.7 shall not in any matter constitute a waiver by any party of any of the conditions contained in SECTION 7.

         6.8. TAX RETURNS.

         FSQ will prepare and file all Tax Returns and other tax reports, filings and amendments thereto required to be filed by FSQ with respect to periods ending on or before the Effective

Time, and provide Five Star, at its request, with copies for Five Star's review, of all such returns, reports, filings and amendments prior to filing.

         6.9. TERMINATION OF MANAGEMENT AGREEMENT.

         Provided that the closing of the Merger takes place on the date provided for in SECTION 3.1 hereof, the Management Agreement shall be terminated, and the liabilities of the parties thereunder settled, as of December 31, 2001.

                                   SECTION 7.

                                   CONDITIONS

         7.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS.

         The respective obligations of each Party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

         (1) ILLEGALITY. No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other material transaction contemplated by this Agreement illegal.

         (2) INJUNCTION. At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction that the transactions provided for in this Agreement or any of them not be consummated as provided in this Agreement; PROVIDED that the Parties shall have used their reasonable efforts to cause any such injunction, writ or order to be vacated or lifted.

         (3) CONSENTS. All consents, authorizations, orders and approvals of (or filing or registration with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

         7.2. CONDITIONS TO OBLIGATIONS OF FSQ.

         The obligations of FSQ to effect the Merger shall be subject to the fulfillment (or waiver by FSQ) at or prior to the Closing of each of the following conditions:

         (1) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Five Star set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except where such representation or warranty specifically relates to an earlier date).

         (2) PERFORMANCE OF OBLIGATIONS BY FIVE STAR. Five Star shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

         (3) CERTIFICATES. Five Star shall have furnished FSQ with a certificate of its appropriate officers as to compliance with the conditions set forth in this SECTION 7.2.

         7.3. CONDITIONS TO OBLIGATIONS OF FIVE STAR AND MERGER SUB.

         The obligations of Five Star and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Five Star) at or prior to the Closing of each of the following conditions:

         (1) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FSQ set forth in this Agreement shall be true and correct (except that where any statement in a representation or warranty includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Effective Time (except where such representation or warranty specifically relates to an earlier date).

         (2) PERFORMANCE OF OBLIGATIONS OF FSQ. FSQ shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

         (3) CERTIFICATES. FSQ shall have furnished Five Star with a certificate of its appropriate officers as to compliance with or satisfaction of the conditions set forth in this SECTION 7.3.

         (4) NO MATERIAL ADVERSE EFFECT. No change which has a Material Adverse Effect on FSQ shall have occurred from the date hereof to the Effective Time.

         (5) INDEMNIFICATION AGREEMENT. The shareholders of FSQ shall have executed and delivered an Indemnification Agreement in the form of EXHIBIT A.

                                   SECTION 8.

                                   TERMINATION

         8.1. TERMINATION.

         This Agreement may be terminated at any time (subject to the provisions of this SECTION 8.1) prior to the Effective Time:

                    (a) by mutual agreement of the directors of each of FSQ and
               Five Star;

                    (b) by either Five Star or FSQ, in writing, if for any
               reason the Closing has not occurred by January 15, 2002, except that no party shall have the right to terminate under this
               SECTION 8.1(b) if the conditions precedent to such Party's obligation to close have been or at Closing would be satisfied or have been waived by such Party and such Party has nonetheless failed or refused to close;

                    (c) by either Five Star or FSQ, in writing, if there
               shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Five Star and/or FSQ, which prohibits or restrains Five Star and/or FSQ from consummating the transactions contemplated by this Agreement, provided that Five Star and FSQ shall have used commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 90 days after entry, by any such court or governmental or regulatory agency;

                    (d) by FSQ in writing without liability:

                        (1) if the conditions set forth in SECTIONS 7.1 and
                    7.2 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Five Star or otherwise by January 15, 2002, or

                        (2) if Five Star shall have (a) failed to perform in any
                    material respect its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (b) breached any of its representations or warranties contained in this Agreement, which failure or breach is not cured within 10 days after FSQ has notified Five Star of its intent to terminate.

                    (e) by Five Star in writing without liability if:

                        (1) the conditions set forth in SECTIONS 7.1 and 7.3
                    shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by FSQ or otherwise by January 15, 2002; or

                        (2) if FSQ shall have (a) failed to perform in any
                    material respect its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (b) breached any of its representations or warranties contained in this Agreement, which failure or breach is not cured within 10 days after Five Star has notified FSQ of its intent to terminate.

         8.2. EFFECT OF TERMINATION.

         If this Agreement is terminated by either Five Star or FSQ pursuant to
SECTION 8.1, this Agreement shall become void and there shall be no further obligation on the part of either Five Star or FSQ.

                                   SECTION 9.

                            MISCELLANEOUS PROVISIONS

         9.1. NOTICES.

         All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the Party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made, and shall be deemed given or made (i) on the date delivered if delivered in person, (ii) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

         To Five Star or Merger Sub:

                  Five Star Quality Care, Inc.
                  400 Centre Street
                  Newton, Massachusetts  02458
                  Attn:  President

         To FSQ:

                  FSQ, Inc.
                  400 Centre Street
                  Newton, Massachusetts  02458
                  Attn:  President

or to such other representative or at such other address of a Party as such Party may furnish to the other Party by notice similarly given.

         9.2. SCHEDULES AND EXHIBITS.

         The Schedules, Exhibits and all documents expressly referred to in this Agreement, are incorporated into this Agreement and are made a part of this Agreement as if set out in full.

         9.3. COMPUTATION OF TIME.

         Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Boston, Massachusetts are not required to be open, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

         9.4. ASSIGNMENT: SUCCESSORS IN INTEREST.

         No assignment or transfer by Five Star or FSQ, of its rights and obligations under this Agreement prior to the Closing shall be made except with the prior written consent of the other

Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a Party shall also be a reference to a permitted successor or assign.

         9.5. NO THIRD-PARTY BENEFICIARIES.

         With the exception of the Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

         9.6. INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The respective representations and warranties of FSQ and Five Star contained in this Agreement or in any Schedule, certificate, or other document delivered by any Party prior to Closing shall not be deemed waived or otherwise affected by any investigation made by a Party. Except for the obligations of the shareholders of FSQ under the Indemnification Agreement and as provided in
SECTION 8.2, the respective representations and warranties, covenants and agreements of Five Star and FSQ contained in this Agreement shall expire with and be terminated by the Merger.

         9.7. NUMBER; GENDER.

         Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         9.8. CAPTIONS.

         The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement and all references Schedules and Exhibits are references to Schedules and Exhibits to this Agreement.

         9.9. AMENDMENTS.

         To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by all of the Parties upon the approval of the general partner, board of directors or board of trustees, as the case may be, of each of the Parties.

         9.10. CONTROLLING LAW: INTEGRATION: WAIVER.

         This Merger shall be governed by Delaware Law and otherwise, this Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the Parties. The failure of any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right to enforce the same. No waiver by any Party of any conditions, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach of any other term, provision, warranty, representation, agreement or covenant contained in this Agreement.

         9.11. SEVERABILITY.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         9.12. COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together be considered one and the same agreement, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         EXECUTED under seal as of the date first above written.

                          FIVE STAR QUALITY CARE, INC.


                          By:_________________________________
                          Name:
                          Title:


                          FSQ ACQUISITION, INC.


                          By:_________________________________
                          Name:
                          Title:


                          FSQ, INC. (formerly known as "Five Star Quality Care, Inc.")


                          By:__________________________________
                          Name:
                          Title:

                                                                     Exhibit A

                            INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT ("AGREEMENT") is made and entered into ___________, 2001, by and among the undersigned stockholders (the
"STOCKHOLDERS") of FSQ, Inc., a Delaware corporation ("FSQ"), and FIVE STAR QUALITY CARE, INC., a Maryland corporation ("FIVE STAR").

                                    RECITALS

         A. Five Star, FSQ Acquisition, Inc., a Delaware corporation ("MERGER SUB") and FSQ have entered into an Agreement of Merger, dated ___________, 2001 (the "MERGER AGREEMENT"), pursuant to which Merger Sub will be merged with and into FSQ, with FSQ remaining as the survivor (the "MERGER").

         B. Pursuant to the Merger Agreement, each share of common stock of FSQ outstanding immediately prior to the Merger will be converted into a right to receive 250 shares of common stock, par value $0.01, of Five Star (the "FIVE STAR COMMON SHARES").

         C. On the date hereof, each Stockholder owns 50% of the issued and outstanding shares of common stock of FSQ.

         D. Pursuant to the terms of the Merger Agreement, and as a condition to Five Star's obligations under the Merger Agreement, the Stockholders have agreed to provide certain indemnities to Five Star and the other Indemnified Parties (as hereinafter defined).

         NOW, THEREFORE, the parties agree as follows:

         1. DEFINITIONS. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given therefor in the Merger Agreement.

         2. INDEMNIFICATION BY THE STOCKHOLDERS.

         Subject to the other provisions of this Agreement, for the period from and after the Closing and ending January 1, 2003 (the "CLAIM PERIOD"), each of the Stockholders shall indemnify and hold harmless, Five Star and its subsidiaries and affiliates, each of their respective officers, trustees, directors, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "INDEMNIFIED PARTIES"), against such Stockholder's Allocable Portion (as defined in PARAGRAPH 4 below) of any losses, claims, damages, liabilities or expenses whenever arising or incurred (including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable attorneys' fees and expenses) (collectively, "LOSSES") arising out of or relating to any breach of any representation or warranty made by FSQ in the Merger Agreement, provided that, solely for the purposes of this Agreement no breach shall be deemed to have occurred if the applicable representation and warranty made by FSQ (other than the representations and warranties made by FSQ in Sections 4.1 though 4.4,
4.5 (as to clauses (i) and (ii) of the first sentence thereof and the second sentence thereof), 4.6 (except to the extent such representation is qualified as to knowledge), 4.9 (except to the extent such representation is qualified as to knowledge), 4.11, 4.16 and 4.20 of the Merger Agreement) would have been true and correct in all material respects had it been qualified by the phrase "to the knowledge of FSQ" (as defined in the Merger Agreement), whether or not so qualified in the Merger Agreement.

         3. INDEMNIFICATION PROCEDURE.

              (a) Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim to which indemnification is being sought, such Indemnified Party will, if a claim is to be made against any Stockholder, give notice to each Stockholder of the commencement of such action or proceeding.

              (b) In case any such action is brought against an Indemnified Party, unless in such Indemnified Party's reasonable judgment a conflict of interest between the Indemnified Party and either Stockholder may exist in respect of such claim, the Stockholders shall be entitled to assume and control the defense of such action to the extent that they may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Stockholders to such Indemnified Party of their election so to assume and control the defense of such action, the Stockholders shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense of such action other than reasonable costs of investigation. Notwithstanding the foregoing, in any such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such Indemnified Party unless the Stockholders shall have failed to retain counsel for the Indemnified Party. It is understood that the Stockholders shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for all Indemnified Parties, unless in any such Indemnified Party's reasonable judgment a conflict of interest between such Indemnified Party and any other Indemnified Party may exist in respect of such claim. The Stockholders shall not be liable for any settlement of any proceeding effected without their consent; no Stockholder shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         4. LIABILITY LIMITS; ALLOCABLE PORTION; ETC.

              (a) The Stockholders shall have no liability for Losses until such time as the aggregate of such Losses exceeds $50,000 (the "DEDUCTIBLE"), and thereafter each Stockholder shall indemnify the Indemnified Parties for such Stockholder's Allocable Portion of all Losses incurred in excess of the Deductible.

              (b) Each Stockholder's aggregate liability for all Losses under this Agreement shall not exceed the value of the Merger Consideration paid to such Stockholder, determined as of the Closing Date. The value of each Five Star Common Share paid as Merger Consideration shall be deemed to equal the closing sale price for a Five Star Common Share as reported by the American Stock Exchange for the Closing Date.

              (c) In satisfaction of any liability hereunder, each Stockholder shall tender to the Indemnified Party such number of Five Star Common Shares as is sufficient to satisfy his Allocable Portion of such liability. Each Five Star Common Share delivered in satisfaction of a claim made under PARAGRAPH 2 or 3 above shall be valued at the closing sale price for a Five Star Common Share as reported by the American Stock Exchange for the Closing Date.

              (d) A Stockholder's "Allocable Portion" of any Losses or claims hereunder shall mean 50% of such Losses or claims.

         5. ARBITRATION.

         Any and all disputes and disagreements arising out of or relating to this Agreement, other than actions or claims for injunctive relief or claims raised in actions or proceedings brought by third parties, shall be resolved through negotiations or, if the dispute is not so resolved, through binding arbitration conducted in Boston, Massachusetts under the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures, with the following amendments to those rules. First, in no event shall the arbitration from commencement to issuance of an award take longer than 180 days. Second, the arbitration tribunal shall consist of three arbitrators and the optional appeal procedure provided for in Rule 32 shall not be utilized. Third, in lieu of the depositions permitted in Rule 15(c), the only depositions per side shall be (1) a single deposition to last no longer than one six-hour day that each Party may take of the opposing Party or an individual under the control of the opposing Party and
(2) no more than three depositions by each Party limited to witnesses who will not be available to testify at the hearing, each such deposition to last no longer than one six-hour day. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         6. NOTICES. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the Party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made, and shall be deemed given or made (i) on the date delivered if delivered by telecopy or in person, (ii) on the third business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

         To:      Five Star Quality Care, Inc.
                  400 Centre Street
                  Newton, Massachusetts 02548
                  Attn:  President

         To the Stockholders:

                  Barry M. Portnoy
                  400 Centre Street
                  Newton, MA 02548; and

                  Gerard Martin
                  400 Centre Street
                  Newton, MA 02548

or to such other representative or at such other address of a Party as such Party hereto may furnish to the other Parties in writing.

         7. TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Boston, Massachusetts are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

         8. CAPTIONS. The titles and captions contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

         9. AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by all of the Parties.

         10. CONTROLLING LAW; INTEGRATION; WAIVER. This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the Parties to this Agreement relating to the subject matter of this Agreement. The failure of any Party at any time or times to require performance of any provisions of this Agreement shall no manner affect the right to enforce the same. No waiver by any Party of any conditions, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach of any other term, provision, warranty, representation, agreement or covenant contained in this Agreement.

         11. SOLE RECOURSE. The Parties agree that the remedies set forth in this Agreement shall be the sole recourse of the Indemnified Parties for any and all Losses and any other breaches by any Stockholders under this Agreement and, after the Closing Date, under the Merger Agreement.

         12. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

EXECUTED under seal as of the date first above written.

                                            FIVE STAR QUALITY CARE, INC.


                                            By:
                                                -----------------------------
                                                Title:


                                            STOCKHOLDERS:


                                            ---------------------------------
                                            Barry M. Portnoy



                                            ---------------------------------
                                            Gerard Martin